Exhibit 99.5

April 5, 2019

GTx, Inc.

17 W. Pontotoc Ave.

Suite 100

Memphis, TN 38103

Consent to Reference in Proxy Statement/Prospectus/Information Statement

GTx, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Charles P. Theuer
Charles P. Theuer